EXHIBIT 10.28(b)

February 8, 2016

VIA EMAIL

Sy Arden Way LLC

c/o SyWest Development

150 Pelican Way

San Rafael, California 94901

Re:

Lease, dated May 26, 2015, by and between SY ARDEN WAY LLC, a California limited liability company (“Landlord”) and CENTURY THEATRES, INC., a California corporation (“Tenant”) (together with any amendments or supplements thereto, the “Lease”) for a theatre of approximately 65,219 square feet in the Howe ‘Bout Arden Center, in the County of Sacramento, California.

Dear Landlord,

Due to the fact that Landlord, Tenant and CSI Construction (“Contractor”) disagree as to the payment process for the Building Allowance, Landlord and Tenant hereby agree to the below.

Landlord and Tenant hereby agree to delete the Addendum to the Construction Contract attached to the Work Letter of the Lease (“Work Letter”) in its entirety.  As such, the provisions in the Lease and the Work Letter requiring Landlord to execute the Addendum with the Contractor are hereby waived by Landlord and Tenant.  Accordingly, Tenant hereby agrees to waive all of the provisions of the Upset Price, as such term is defined in the Work Letter.  Further, Tenant hereby waives all provisions set forth in Section 5.1 of the Work Letter relating to Tenant’s right to terminate the Lease in connection with the Upset Price.  Landlord is hereby directed to make all payments of the Building Allowance directly to Tenant, rather than the Contractor, in accordance with the terms of Section 5.2 of the Work Letter.  Such payments shall be in lieu of any and all other requirements in the Lease, including the Work Letter, for Landlord to pay the Contractor, and all such requirements are hereby waived by Landlord and Tenant.  Also, in Section 5.2 of the Work Letter, the fourth sentence relating to Landlord’s indemnification of Tenant due to Landlord’s failure to timely pay the Contractor is hereby deleted and replaced with the following sentence: “Landlord shall indemnify, defend and hold Tenant harmless from costs, expenses, damages and fees incurred due to Landlord’s failure to timely pay the Building Allowance to Tenant.”  Tenant shall pay the Contractor directly for all of the costs to construct Tenant’s Work (except the Building Allowance to be paid by Landlord to Tenant).  Except as herein specifically modified or waived, all other provisions in the Lease regarding the Building Allowance, including the payment thereof, shall remain in full force and effect.

Except as herein specifically modified or waived, all the terms, provisions and conditions of the Lease, including the Work Letter, shall remain in full force and effect.

This letter agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute but one and the same agreement.  For purposes of this letter agreement, a facsimile or electronic transmission signature shall be deemed an original signature.  This letter agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors and assigns.

Please indicate your agreement with the foregoing by executing this letter agreement in the space designated below and returning a copy to us.

Sincerely,

CENTURY THEATRES, INC.,

a California corporation

By:	/s/ Thomas J. Owens
Name:	Thomas J. Owens
Its:	Executive Vice President – Real Estate
Date:	February 8, 2016

AGREED TO AND ACCEPTED BY LANDLORD:

SY ARDEN WAY LLC,

a California limited liability company

By:	SyWest Holdings LLC,
a California limited liability company
Its:	Member/Manager

By:	Syufy Enterprises,
a California limited partnership
Its:	Member/Manager

By:	Syufy Properties, Inc.
a California corporation
Its:	General Partner

By:	/s/ William Vierra
Name:	William Vierra
Its:	Senior Vice President
Date:	February 8, 2016